Exhibit 10.18

NUSCALE POWER, LLC

AGREEMENT TO TERMINATE EMPLOYMENT AGREEMENT

This Agreement to Terminate Employment Agreement (this “Agreement”), dated _______, 2022, is between NuScale Power, LLC, an Oregon limited liability company (the “Company”), and _______________ (“Executive”).

RECITALS

A.       The Company and Executive are parties to the Employment Agreement, dated _________, 20___ (the “Employment Agreement”).

B.       The Company is party to an Agreement and Plan of Merger, dated December 13, 2021 (as amended and as it may be further amended, the “Merger Agreement”), with Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Spring Valley”), and Spring Valley Merger Sub, LLC, an Oregon limited liability company.

C.       Upon closing the transactions contemplated by the Merger Agreement (the “Transactions”), the Company will be wholly controlled by Spring Valley, which will redomicile in Delaware and change its name to NuScale Power Corporation (“NuScale”), and the members of the Board of Managers of the Company (the “Board”) will be elected to, and constitute a majority of, the Board of Directors of NuScale.

D.       From and after the closing of the Transactions, shares of NuScale’s Class A Common Stock will be registered with the U.S. Securities and Exchange Commission and will be publicly traded on a U.S. national securities exchange.

E.       The Board has determined that the Company and Executive should make certain changes to the relationship between Executive, the Company and NuScale effective upon the closing of the Transactions.

F.       The Company and Executive desire to terminate the Employment Agreement on the terms and subject to the conditions set forth in this Agreement.

G.       Following the closing of the Transactions, Executive will continue to be an at-will employee of the Company.

AGREEMENT

In consideration of the foregoing premises, the reliance by each of the parties hereon, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1.       Termination. The Employment Agreement shall, automatically and with no further action by the parties hereto, terminate and shall have no further force or effect, effective as of and subject to and conditioned on the closing of the Transactions pursuant to the Merger Agreement. Upon such termination, neither the Company nor Executive shall have any further rights or obligations under the Employment Agreement, including any rights or obligations under the NuScale Power, LLC Change in Control Plan (“CIC Plan”) referenced in the Employment Agreement, if applicable to Executive; provided, however that the Company will pay Executive any Base Salary already earned under the Employment Agreement as of the closing of the Transactions at the Company’s next regular payroll date. For avoidance of doubt, Executive shall not be entitled to any severance pay, COBRA reimbursement, or death benefits, now or in the future, under the Employment Agreement; Executive’s right to severance, if any, shall be governed exclusively by the Severance Policy or the CIC Policy (each as defined below), as applicable.

2.       Change in Control and Severance. From and after, and subject to and conditioned on, the closing of the Transactions pursuant to the Merger Agreement, Executive shall be subject to and bound by the terms of the Executive Change in Control Policy attached hereto as Exhibit A (“CIC Policy”), which CIC Policy shall not become effective unless and until the closing of the Transactions pursuant to the Merger Agreement has occurred. From and after, and subject to and conditioned on, the closing of the Transactions pursuant to the Merger Agreement, Executive shall be subject to and bound by the terms of the Executive Severance Policy attached hereto as Exhibit B (“Severance Policy”), as it may be modified or revised from time to time as provided therein. Executive acknowledges that by executing and delivering this Agreement to the Company, Executive is agreeing to be bound by and subject to the terms of the Severance Policy from and after the closing of the Transactions pursuant to the Merger Agreement.

3.       Bonus. By no later than the date which is 90 days after the closing date of, and subject to and conditioned on the closing of, the Transactions pursuant to the Merger Agreement, the Company (or NuScale on behalf of the Company) shall pay Executive a bonus in the amount equal to 75% of Executive’s annual base salary as of the date of this Agreement.

4.          Release and Waiver. Effective on, and subject to and conditioned on, the closing of the Transactions pursuant to the Merger Agreement, Executive hereby releases and discharges the Company, NuScale and each of their past, present and future members, shareholders, managers, directors, officers, employees, affiliates and agents from any and all causes of action, claims, demands, damages, and liabilities of any kind, whether known or unknown, and including but not limited to claims for breach of contract, under, in any way arising from or in connection with the Employment Agreement and/or the CIC Plan. The release and discharge set forth in this paragraph does not extend to, and shall in no way limit or preclude causes of action, claims, demands, damages or liabilities with respect to this Agreement or the obligations of the Company under this Agreement.

Executive agrees that this Agreement shall act as a release of future claims that may arise from the matters that are its subject, whether such claims are currently known, unknown, foreseen, or unforeseen, notwithstanding any provision under applicable law which provides that a general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in the creditor’s or releasing party’s favor at the time of executing the release and that, if known by the creditor or releasing party, would have materially affected the settlement of the creditor or releasing party with the debtor or released party. Executive hereby waives and relinquishes in full any and all rights and benefits Executive may have under, or which may be conferred on Executive by the provisions of any such law to the fullest extent that Executive may lawfully waive such rights or benefits pertaining to the released matters.

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5.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

6.       Severability. If any provision in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions contained in this Agreement shall not be affected and shall be enforced to the fullest extent permitted by law.

7.       Amendment. Any agreement made after the date of this Agreement is ineffective to modify or amend the terms of this Agreement, in whole or in part, unless that agreement is in writing, is signed by the parties to this Agreement, and specifically states that such agreement modifies this Agreement.

8.       Counterparts. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. All executed counterparts together shall constitute one and the same document, and any counterpart signature pages may be detached and assembled to form a single original document.

9.       Joint Drafting. This Agreement is a jointly negotiated work product and authorship shall not be ascribed to any particular party.

10.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon without regard to any conflicts of law provision in any jurisdiction that would cause the law of any jurisdiction other than the state of Oregon to govern.

[Signatures on Following Page]

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The Company and Executive have executed this Agreement to Terminate Employment Agreement as of the date first set forth above.

THE COMPANY:

NuScale Power, LLC

By
John L. Hopkins
Chief Executive Officer

EXECUTIVE:

Signature:

Print Name:

[Signature Page to Agreement to Terminate Employment Agreement]

Exhibit A

Executive Change in Control Policy

[see attached]

A-1

CHANGE IN CONTROL PLAN

THIS CHANGE IN CONTROL PLAN is effective as of                           , 2022 (the “Effective Date”) and is applicable to all NuScale Power Executives. It is intended to give guidance regarding possible personnel actions following a change in control.

SECTION 1: DEFINITIONS

All terms defined in this Section 1 will, throughout this Plan, have the meanings given herein:

(a)	"Annual Incentive Plan" means the Company’s incentive plan pursuant to which annual incentives are granted, including any successor plan thereto.

(b)	"Board" means the board of directors of the Company.

(c)	"Base Salary" means on the date of determination, the annual base salary then in effect for Executive (but not less than the highest annual base salary paid to Executive during any of the three (3) years immediately preceding the date of Executive’s Qualifying Termination).

(d)	"Bonus" means the annual incentive amount payable to Executive, if any, under the Annual Incentive Plan.

(e)	“Cause: as determined in the reasonable judgment of the Company, means the Employee's (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud against the Company; (iii) willful and material breach of Employee’s duties that has not been cured within thirty (30) days after written notice from the Company of such breach; (iv) intentional and material damage to the Company’s property; (v) material violation of Company policy or (vi) material breach by Employee of his/her Employee Proprietary Information and Inventions Assignment.

Executive will not be deemed to have been terminated for Cause unless and until there has been delivered to Executive written notice that Executive has engaged in conduct constituting Cause. The determination of Cause will be made by the Executive’s immediate supervisor.

(f)	"Change in Control" means any of any of the following events:

(i)	25% Ownership Change: any "person" or group (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in section 13(d) and 14(d) of the Exchange Act), together with their affiliates and associates (both as defined in Rule 12b-2 under the Exchange Act) other than (A) the Company or any of its Subsidiaries, (B) any employee benefit plan of the Company or any of its Subsidiaries, or the trustee or other fiduciary holding securities under any such employee benefit plan, (C) a company owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company or (D) an underwriter temporarily holding securities pursuant to an offering of such securities becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, through one single transaction or group of related transactions, of more than twenty-five percent (25%) of either (1) the then-outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board; provided, however, that such a twenty-five percent (25%) ownership change will not be deemed to have occurred in the event that the shareholders of the Company on the date of such ownership change continue to own at least seventy-five percent (75%) of the equity and the combined voting power of any holding company of which the Company becomes a wholly-owned direct or indirect subsidiary following such ownership change; or

(ii)	Board Majority Change: as the result of any cash tender or exchange offer, merger or other business combination or transaction, including a transaction described in Section 1(g)(i), (iii) or (iv) of this Plan, or any combination of the foregoing transactions (a “Transaction”), individuals who as of the date that is ninety (90) days preceding the date of the Transaction, constitute the members of the Board (the "Incumbent Directors") cease for any reason other than due to (A) death or (B) disability or mandatory retirement, as determined in accordance with applicable Company personnel policies, to constitute at least a majority of the members of the Board, provided that any director who was nominated for election or was elected with the approval of at least a majority of the members of the Board who are at the time Incumbent Directors will be considered an Incumbent Director unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)	Merger or Acquisition: the Company will have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by stockholders of the Company immediately prior to such merger or consolidation; or

(iv)	Asset Disposition: the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than a majority of the combined voting power of the voting securities of the acquirer, or parent of the acquirer, of such assets.

(g)	"Code" means the Internal Revenue Code of 1986, as amended.

(h)	"Company" means NuScale Power Corporation, and any successor thereto which assumes and agrees to perform this Plan by operation of law, or otherwise.

(i)	"Compensation" means the greater of (a) the sum of Executive’s Base Salary plus Target Bonus determined immediately prior to the date on which a Change in Control occurs, or (b) the sum of Executive’s Base Salary plus Target Bonus determined immediately prior to the date of the Qualifying Termination.

(j)	"Compensation Committee" means the Organization and Compensation Committee of the Board.

(k)	"Equity Plan" means any equity-compensation plan maintained by the Company or a Subsidiary under which Executive received equity-based awards, such as stock options, restricted stock units, performance units or restricted stock.

(l)	"Good Reason" means that within the six (6) month period preceding the Executive's termination, one or more of the following conditions arose and the Executive notified the Company of such condition within 90 days of its occurrence and the Company did not remedy such condition within 30 days:

(i)	a material diminution of Executive’s aggregate compensation (including, without limitation, Base Salary, or annual bonus opportunity);

(ii)	a material diminution of Executive’s authority, duties or responsibilities[1];

(iii)	a material diminution of the budget over which Executive retains authority; or

(iv)	any other action or inaction that constitutes a material breach by the Company of the agreement under which Executive provides services (e.g., failure of successor to assume this Plan or breach of same);

(m)	"IRS" means the Internal Revenue Service.

(n)	"Qualifying Termination Within 2 Years of Change of Control" means any termination of Executive’s employment with the Company or any Affiliate that is a "Separation from Service" (within the meaning of section 409A of the Code and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto)) that occurs within two (2) years after the date upon which a Change in Control occurs by reason of (a) Executive’s involuntary termination of employment without Cause or (b) Executive’s resignation from employment for Good Reason.

(o)	"Subsidiary" means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

(p)	"Target Bonus" means Executive’s target incentive award opportunity under the Annual Incentive Plan in effect for the year with respect to which the target bonus amount is being determined or, if no such plan is then in effect, for the last year in which such a plan was in effect.

(q)	"Waiver and Release" means a legal document, substantially in the form attached hereto as Attachment A, in which Executive, in exchange for severance benefits described in Section 2, among other things, releases the Company, its Subsidiaries and their Affiliates, their respective directors, officers, employees and agents, and their respective employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to Executive’s employment with or separation from the Company.

1 “a material diminution of Executive’s authority, duties or responsibilities; provided, however, that an event that causes Executive to have an additional layer of reporting but does not otherwise affect Executive’s position shall not be considered a material diminution of Executive’s authority, duties or responsibilities for purposes of this definition.”

(r)	"Welfare Benefit Coverage" means each of the group medical, dental and vision benefit coverages provided by the Company in which Executive and Executive’s eligible dependents, if any, are participating immediately preceding the date of Executive’s Qualifying Termination.

SECTION 2: SEVERANCE BENEFITS

If a NuScale Executive experiences a Qualifying Termination [section 1(n) ], then, subject to the Waiver and Release requirement in Section 2(i) below, Executive will be entitled to receive, as additional compensation for services rendered to the Company (including its Subsidiaries and Affiliates), the following severance benefits:

(a)	Cash Severance Amount: A lump sum cash payment of 100-150% of base pay made to Executive, subject to applicable withholding for income and employment taxes. The subject amount is dependent on the level of the Executive as defined the Change in Control Policy. Such cash severance payment will be paid by the sixtieth (60th) day following Executive’s Qualifying Termination, but only if the Waiver and Release described in Section 2(i) has been timely executed and returned and the Waiver and Release Revocation Period has expired.

(b)	Accrued Obligations: Executive will be entitled to payment of all accrued Base Salary, accrued time off and any other accrued and unpaid obligations as of the date of the Qualifying Termination. Such accrued obligations will be paid in a lump sum, subject to applicable withholding for income and employment taxes, as soon as practicable following the date of Executive’s Qualifying Termination in accordance with the Company’s normal payroll policies and practices.

(c)	Pro-Rated Earned Bonus: Unless the provisions of Section 3 (regarding the successor’s failure to assume the Annual Incentive Plan) apply, Executive will be entitled to payment of the Bonus earned in accordance with the terms of the Annual Incentive Plan as acted on by the Compensation Committee during the Company’s fiscal year of the Qualifying Termination. Such Bonus will be pro-rated as a fraction of twelve (12) for full or partial months worked by Executive for the Company during such fiscal year and will be paid to Executive, at the time and in the same manner specified in the Annual Incentive Plan.

(d)	Welfare Benefit Coverage: Executive will be entitled to continued Welfare Benefit Coverage on the same basis as similarly situated active executives of the Company for Executive and his or her eligible dependents as defined the Change of Control Policy. Executive and his or her covered dependents, if any, will be required to pay on an after-tax basis that portion of the premium cost paid by similarly situated executives for active employee coverage to retain such coverages and the Company paid portion of the premium for such coverages will be imputed as income and reported as wages to Executive. In all other respects Executive and his or her dependents will be treated the same as other participants under the terms of such plans. The Welfare Benefit Coverage provided to Executive and his or her dependents pursuant to this Section 2(d) will run concurrently with any coverage available to Executive and such dependents are entitled to elect under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and Executive and such dependents will be provided with notice of their COBRA rights, if any, within 30 days of termination.

(e)	Outplacement: Executive will be entitled to reimbursement of any expenses reasonably incurred by Executive during the twelve (12) month period following Executive’s Qualifying Termination for outplacement services in an amount up to twenty-five thousand dollars ($25,000). Reimbursement of such expenses will be made upon Executive’s substantiation of such outplacement expenses; provided, however, that in no event will reimbursement be made later than March 15 of the year following the year in which Executive incurs the substantiated expenses.

(f)	Payment of Legal Expenses. Executive will be entitled to reimbursement of any legal expenses reasonably incurred by Executive in order to obtain benefits under this Plan; provided, that, the payment of such expenses is subject to an arms-length, bona fide dispute as to Executive's right to such benefits. Such reimbursements will be made on a regular, periodic basis upon Executive’s substantiation of such legal expenses; provided, however, that in no event will reimbursement be made later than March 15 of the year following the year in which Executive incurs the expenses unless Executive is a “Specified Employee” within the meaning of section 409A of the Code and it is determined that reimbursement of such expenses is being made by reason of Executive’s "Separation from Service" (within the meaning of section 409A of the Code and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto) in which case reimbursement of such expenses will not be made before the day that is six (6) months and one (1) day following Executive’s Separation from Service. The amount of legal expenses eligible for reimbursement under this Section 2(f) during a taxable year may not affect the legal expenses eligible for reimbursement in any other taxable year and the right to reimbursement under this Section 2(f) is not subject to liquidation or exchange for another benefit.

The pendency of a claim by the Company that a claim or defense of Executive is frivolous or otherwise lacking merit will not excuse the Company from making periodic payments of legal expenses pursuant to this Section 2(f) until a final determination is made regarding the validity of Executive’s claim. In the event that a final determination is made that a claim asserted by Executive was frivolous, the portion of such expenses incurred by Executive as a result of such frivolous claim will become Executive’s sole responsibility and any funds advanced by the Company will be repaid to the Company. Any failure by the Company to satisfy any of its obligations under this Section 2(f) will not limit the rights of Executive hereunder. Subject to the foregoing, Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Subsidiary or Affiliate.

(g)	Equity Compensation Adjustments. Unless the provisions of Section 3 (regarding the successor’s failure to assume the Equity Plan) apply, upon a Qualifying Termination in conjunction with a Change in Control, (i) any equity-based compensation awards, other than performance-based equity awards, granted to Executive by the Company under an Equity Plan prior to such termination that are outstanding will, to the extent that the terms of the Equity Plan and its associated award agreements do not provide for the immediate vesting, exercisability and/or settlement of such awards, fully vest, and (ii) any performance-based equity awards will be paid to Employee at 100% of the target value for such award, subject to the requirements of section 409A of the Code to the extent applicable.

(h)	Executive will not be entitled to any new-equity based compensation awards following the date of his or her Qualifying Termination.

(i)	Retention Awards. Unless the provisions of Section 3 apply (regarding the successor’s failure to assume the retention awards), upon a Qualifying Termination any outstanding retention awards granted to Executive which are outstanding will become immediately vested and settled pursuant to their terms, subject to the requirements of section 409A of the Code, to the extent applicable.

(j)	Waiver and Release Requirement. Payment of the benefits under this Section 2 is subject to Executive’s timely execution and return of the Waiver and Release to the Company, without subsequent revocation during the seven (7)-day period following such execution date (the "Waiver and Release Revocation Period"), as provided in this Section 2(i). Executive will have fifty (50) days following (i) his or her Qualifying Termination date to consider, execute and return the Waiver and Release to the Company and will then have the right to revoke the Waiver and Release during the Waiver and Release Revocation Period. If Executive fails to timely execute and return the Waiver and Release to the Company or revokes such Waiver and Release during the Waiver and Release Revocation Period, then Executive will forfeit, and will not be entitled to, any of the benefits described in this Section 2 (other than the amounts described in Section 2(b)).

SECTION 3: TARGET BONUS PAYMENT, RETENTION AWARDS AND EQUITY CASHOUT

In the event that the successor to the Company does not assume the Annual Incentive Plan, and irrespective of whether Executive incurs a Qualifying Termination, Executive will be entitled to receive a lump sum cash payment in an amount equal to the Target Bonus in effect at the time of the Change in Control, subject to applicable withholding for income and employment taxes. Such Target Bonus will be paid within five (5) business days following the date of the Change in Control. In the event the successor to the Company does not assume any outstanding retention awards as of the date of the Change in Control, then such awards will become immediately fully vested and settled at the time of such Change in Control, subject to the requirements of section 409A of the Code to the extent applicable. In the event the successor to the Company does not assume the Equity Plan or grant comparable awards in substitution of the outstanding awards under the Equity Plan as of the date of the Change in Control, then any equity-based compensation awards granted to Executive by the Company under Equity Plan and outstanding as of the date of the Change in Control, other than performance-based equity awards, will become immediately fully vested and/or exercisable and will no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements, including the provisions of section 409A of the Code to the extent applicable. In the event the successor to the Company does not assume any outstanding retention awards as of the date of the Change in Control, any performance-based equity compensation awards granted to Executive by the Company under the Equity Plan and outstanding as of the date of the Change in Control will become fully vested at a rate determined under the Equity Plan as if the target performance measures were met and will be settled at the time of such Change in Control, subject to applicable legislative or regulatory requirements, including the provisions of section 409A of the Code to the extent applicable.

SECTION 4: SECTION 280G

(a)	Adjustment for 280G Excise Tax. In the event payments to Executive pursuant to this Plan (when considered with all other payments made to Executive as a result of a Change in Control that are subject to section 280G of the Code) (the amount of all such payments, collectively, the "Parachute Payment") results in Executive becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code, together with any interest or penalties with respect to such excise tax ("280G Excise Tax"), then theCompany will automatically reduce (the “Reduction”) Executive’s Parachute Payment to the minimum extent necessary to prevent the Parachute Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Parachute Payment exceeds the after-tax benefit if such Reduction were not made. If the after-tax benefit of the reduced Parachute Payment does not exceed the after-tax benefit if the Parachute Payment is not reduced, then the Reduction will not apply. If the Reduction is applicable, the Parachute Payment will be reduced in such a manner that provides Executive with the best economic benefit and, to the extent any portions of the Parachute Payment are economically equivalent with each other, each will be reduced pro rata.

(b)	Determination of Adjustment. All determinations required to be made under Section 4(a), including the after-tax benefit and calculation of the Reduction, will be made by a nationally recognized certified public accounting firm that is selected by the Company (the “Accounting Firm”), which may be the Company’s independent auditors. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or the Accounting Firm declines or is unable to serve, Executive will appoint another nationally recognized certified public accounting firm, which is reasonably agreed to by the Company, to make the determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder). In the event that the Accounting Firm determines that no Excise Tax is payable by Executive, either with or without application of the Reduction under Section 4(a), then the Accounting Firm will furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. If the Reduction is applicable, the Company will provide Executive with a written summary of the portions of the Parachute Payment that will be reduced. All fees and expenses of the Accounting Firm will be borne solely by the Company. All determinations by the Accounting Firm made under this Section 4(b) will be binding upon the Company and Executive.

SECTION 5: CONFIDENTIALITY

Executive acknowledges that pursuant to this Plan, the Company agrees to provide Executive Confidential Information regarding the Company and the Company’s business and has previously provided him or her other such Confidential Information. In return for this and other consideration, provided under this Plan, Executive agrees that he or she will not, while employed by the Company and thereafter, disclose or make available to any other person or entity, or use for his or her own personal gain, any Confidential Information, except for such disclosures as required in the performance of Executive’s duties hereunder as may otherwise be required by law or legal process (in which case Executive will notify the Company of such legal or judicial proceeding as soon as practicable following Executive’s receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). For purposes of this Plan, "Confidential Information" means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates, Subsidiaries or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, Subsidiaries or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Plan. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

SECTION 6: RETURN OF PROPERTY

Executive agrees that at the time of leaving the Company’s employ, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, Subsidiaries or ventures, regardless of whether such items were prepared by Executive.

SECTION 7: NON-SOLICITATION AND NON-COMPETITION AND NONDISPARAGEMENT

(a)	Non-Solicitation. In return for the consideration provided under this Plan, including, but not limited to the Company’s agreement to provide Executive with Confidential Information (as defined in Section 6) regarding the Company and the Company’s business, Executive agrees that while employed by the Company and for one (1) year following a Qualifying Termination Executive will not, without the prior written consent of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Subsidiaries, Affiliates or ventures to leave the employment of the Company or any of its Subsidiaries, Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom Executive had any actual contact while employed at the Company.

(b)	Non-Competition. Additionally, in return for the consideration provided under this Plan, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and the Company’s business, Executive agrees that while employed by the Company and for one (1) year following a Qualifying Termination Executive will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company.

(c)	Geographic Restrictions. The restrictions contained in this Section 8 are limited to the geographic areas in which Executive performed duties on behalf of the Company or about which Executive possessed Confidential Information during the twelve (12) months prior to Executive’s Qualifying Termination.

(d)	Nondisparagement. Executive agrees that Executive will not disparage the Company, the Board, the Company’s executives, the Company’s employees and the Company’s products or services during the term of this Plan and thereafter. The Company likewise agrees that it will not disparage Executive during the term of this Plan and thereafter. For purposes of this Section 8(d), disparagement does not include (i) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (ii) statements in response to an inquiry from a court or regulatory body, or (iii) statements or comments in rebuttal of media stories.

(e)	Forfeiture Provision. If Executive violates any of the covenants and restrictions contained in this Section 8 or the confidentiality provisions of Section 6, Executive must pay to the Company the full amount of the severance benefits received by Executive pursuant to Section 2 (other than Section 2(b)) or such lesser amount as determined to be the maximum reasonable and enforceable amount by a court or arbitrator. The provisions of this Section 8(e) are in addition to any forfeiture provisions of other Company plans, programs or agreements applicable to Executive. Executive specifically recognizes and affirms that this Section 8 is a material part of this Plan without which the Company would not have entered into this Plan. Executive further covenants and agrees that if all or any part or application of this Section 8 is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or arbitrator in an action between Executive and the Company, then Executive will promptly pay to the Company the amount of the severance benefits received by Executive pursuant to Section 2, or such lesser amount as is determined to be the maximum reasonable and enforceable amount by a court or arbitrator, as applicable.

(f)	Reasonableness of Restrictions. Executive acknowledges that these restrictive covenants under this Plan, for which Executive received valuable consideration from the Company as provided in this Plan, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and the Company’s business are ancillary to otherwise enforceable provisions of this Plan that the consideration provided by the Company gives rise to the Company’s interest in restraining Executive from competing and that the restrictive covenants are designed to enforce Executive’s consideration or return promises under this Plan. Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information.

(g)	Enforcement and Remedies. Should a court of competent jurisdiction or arbitrator find that the restrictive covenants are unreasonable, Executive and the Company agree that the court or arbitrator will revise the restrictive covenants to restrict Executive’s activities for the maximum period, scope or geographic area permitted by law. Because Executive’s services are unique and due to Executive’s receipt of the Confidential Information, Executive and the Company agree that the Company would suffer imminent, irreparable harm from a breach of this Section 8 as well as the non-disclosure provisions of Section 6 and monetary damages would not provide an adequate remedy for a breach of Sections 6 and 8. Therefore, in the event of a breach or threatened breach, the Company is entitled to specific performance, injunctive relief and/or equitable relief from a court of competent jurisdiction in order to enforce this Plan and prevent a breach of Sections 6 and 8 of this Plan.

SECTION 7: CONFLICTS WITH OTHER PLANS AND/OR AGREEMENTS

In the event that Executive becomes entitled to benefits under a prior or subsequent agreement or plan pertaining to Executive’s employment by the Company or any Subsidiary or Affiliate (other than this Plan) or the benefits to which Executive is entitled as a result of such employment and such benefits conflict with the terms of this Plan, Executive will receive the greater and more favorable of each of the benefits provided under either this Plan or such other agreement or benefits, on an individual benefit basis, provided, however, that any such other conflicting payment is payable under its terms in the same calendar year and in the same form as the corresponding benefit payable under this Plan.

SECTION 8: LITIGATION ASSISTANCE

Executive agrees to assist the Company with any litigation matters related to the Company or any of its Subsidiaries or Affiliates as may be reasonably requested by the Company’s Chief Legal Officer following the date of Executive’s Qualifying Termination. The Company will reimburse Executive for any reasonable travel or other business expenses incurred in connection with providing such assistance and cooperation. Executive will provide such services as an independent contractor and such services will be limited solely to those matters with which Executive is suitably experienced and knowledgeable by reason of Executive’s education, training, background and prior employment with the Company. The Company and Executive agree to work out reasonable accommodations for the provision of such assistance so that it does not unreasonably interfere with any of Executive’s personal affairs, business endeavors or future employment. The Company and Executive agree that the services provided by Executive under this Section 11, if any, will not exceed twenty percent (20%) of the average level of bona fide services performed by Executive (whether as an employee or an independent contractor of the Company) over the thirty-six (36) month period (or the full period of services to the Company if Executive has been providing services to the Company for less than thirty-six (36) months) immediately preceding Executive’s Qualifying Termination date.

SECTION 9: PRIOR AGREEMENTS/MODIFICATION

This Plan contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, plans or understandings, whether written or oral, between the parties with respect thereto. This Plan may be amended by an agreement in writing signed by the parties hereto; provided, however, that, in addition, (i) Executive’s Compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Plan which in all other respects will remain in full force and effect, (ii) the Company may amend this Plan upon written notice to Executive in order to comply with or minimize the adverse impact of changes in the law (including, without limitation, the avoidance of new regulatory requirements applicable to welfare benefits), provided that the economic benefits of this Plan as so amended are maintained to the extent reasonably practicable and (iii) the Company may amend this Plan without the consent of Executive upon written notice to Executive, provided that the amendment is not effective until at least one year after it is communicated to Executive and a Change in Control has not occurred prior to the effective date of the amendment. The provisions of this Plan will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto. Executive represents to the Company that he or she is not a party to any agreement or subject to any legal restriction that would prevent him or her from fulfilling his or her duties hereunder.

SECTION 10: 409A

It is the intent of the parties that the provisions of this Plan comply with, or satisfy an exemption from, section 409A of the Code, as specified below. Accordingly, the parties intend that this Plan be interpreted and operated consistent with such requirements of section 409A in order to avoid the application of penalty taxes under section 409A to the extent reasonably practicable. The Company will neither cause nor permit: (a) any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan if such action would result in the failure of any amount that is subject to section 409A of the Code to comply with the applicable requirements of section 409A of the Code; or (b) any adjustments to any equity interest to be made in a manner that would result in the equity interest becoming subject to section 409A of the Code unless, after such adjustment, the equity interest is in compliance with the requirements of section 409A of the Code to the extent applicable.

Notwithstanding any provision of this Plan to the contrary, if Executive is a “Specified Employee” within the meaning of section 409A of the Code as of Executive’s Qualifying Termination date, then any amounts or benefits which are payable under this Plan upon Executive’s "Separation from Service" (within the meaning of section 409A), other than due to death, which are subject to the provisions of section 409A and not otherwise excluded under section 409A, and would otherwise be payable during the first six (6)-month period following such Separation from Service, will be paid on the day that is (a) six (6) months and one (1) day after the date after Executive’s Qualifying Termination date or (b) follows Executive’s date of death, if earlier.

The cash severance benefits in Section 2(a), the accrued obligations under Section 2(b), the pro-rata earned bonus under Section 2(c), the welfare benefit coverage under Section 2(d), the outplacement services under Section 2(e) and the Target Bonus payout under Section 3 are excluded from section 409A. The legal expense provision under Section 2(f) (and the welfare benefit coverage under Section 2(d) if deemed to be subject to section 409A) are intended to qualify as eligible reimbursement arrangements under Treasury Regulation § 1.409A-3(i)(1)(iv) and will be reimbursed in accordance with the requirements of such regulation such that any reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. The equity compensation provided pursuant to Section 2(g) and retention awards provided pursuant to Section 2(h) are subject to section 409A of the Code to the extent provided under the applicable Equity Plan or retention award agreement, as applicable.

SECTION 11: APPLICABLE LAW

The validity, interpretation, construction and performance of this Plan will be governed by and construed in accordance with the substantive laws of the State of Oregon, including the Oregon statute of limitations, but without giving effect to the principles of conflict of laws of such State.

SECTION 12: SEVERABILITY

If a court of competent jurisdiction determines that any provision of this Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Plan and all other provisions will remain in full force and effect.

SECTION 13: WITHHOLDING OF TAXES

The Company may withhold from any benefits payable under this Plan all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

SECTION 14: NO EMPLOYMENT AGREEMENT

Nothing in this Plan changes the at will nature of Executive’s employment, nor will it give Executive any rights to (or impose any obligations for) continued employment by the Company (or any Affiliate or Subsidiary) or successor thereto, nor will it give the Company any rights (or impose any obligations) with respect to continued performance of duties by Executive for the Company (or any Affiliate or Subsidiary) or successor thereto.

SECTION 15: NO ASSIGNMENT

Executive’s right to receive payments or benefits hereunder will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 18, the Company will have no liability to pay any amount so attempted to be assigned or transferred.

SECTION 16: SUCCESSORS

This Plan will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Plan will be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effectuate the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring such assets or a substantial portion thereof will expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (b) the Company will provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to Executive hereunder.

SECTION 17: DEATH

In the event of Executive’s death while employed hereunder, Executive’s beneficiary (or such other person(s) specified by will, Executive estate planning documents, or applicable laws of descent and distribution) shall receive a lump sum payment within forty-five (45) days of Executive's death equal to (i) any earned and unpaid Base Salary, (ii) Executive's accrued and unused vacation, and (iii) Executive's Annual Incentive Bonus to which Executive would have been entitled, prorated to the date of Executive’s death. In addition, the Company shall pay 100% of the COBRA premium for up to 18 months of continuation coverage under the Company's group health plan for the Executive's surviving spouse and any dependent children, provided they were covered under the Company's group health plan on the date of Executive's death and timely elect COBRA continuation coverage. Notwithstanding the foregoing, the COBRA subsidy shall terminate and the Company shall have no further obligation upon the earlier of (i) the date COBRA coverage terminates, and (ii) the date such subsidy may, in the Company's discretion, violate the nondiscrimination rules of or result in the imposition of penalties under the Affordable Care Act and the regulations and guidance promulgated thereunder or any other applicable law. Notwithstanding the provision in Section 11.e, any options granted to Executive pursuant to an Equity Incentive Plan shall, in the event of Executive’s death while employed, be transferred to Executive’s beneficiary (or such other person(s) specified by will, Executive estate planning documents, or applicable laws of descent and distribution). The Equity Incentive Plan then in effect will control when and whether such options have vested and whether and how they may be exercised.

SECTION 18: PAYMENT OBLIGATIONS ABSOLUTE

Except for the requirement of Executive to execute and return to the Company a Waiver and Release in accordance with Section 2, the Company’s obligation to pay (or cause one of its Affiliates or Subsidiaries to pay) Executive the amounts and to make the arrangements provided herein will be absolute and unconditional and will not be affected by any circumstances, including, without limitation, any set off, counter claim, recoupment, defense or other right which the Company (including its Affiliates and Subsidiaries) may have against Executive or anyone else. All amounts payable by the Company (including its Affiliates and Subsidiaries hereunder) will be paid without notice or demand. Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and, subject to the restrictions in Section 8, the obtaining of any other employment will in no event affect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Plan. Notwithstanding the foregoing, in the event of a material restatement of the Company’s financial results, or as otherwise required by law, the Board or a Board committee will evaluate the circumstances and may, in its discretion, recover from Employee the portion of any performance-based compensation earned by that Employee during the fiscal periods materially affected by the restatement that would not have been earned had performance been measured on the basis of the restated results, regardless of fault.

SECTION 19: DISPUTE RESOLUTION

a.	Mediation. In the event of any dispute or claim arising out of, in connection with, or related to this Plan, the parties shall first meet and confer in good faith to fairly and equitably resolve the dispute. Such meeting shall occur within seven days of the date of notice implementing this dispute resolution process. If the parties cannot resolve the issue within 10 days following such meeting, then they shall mediate the matter within 30 days after their meeting, under the auspices of Arbitration Service of Portland ("ASP"), or if that entity fails or declines to serve, such other similar service or organization as agreed by the parties to this Plan.

b.	Arbitration. Should the parties be unable to resolve any such dispute through such mediation, they agree that binding arbitration shall be the exclusive remedy for any such claim or dispute. Any arbitration shall be conducted through ASP in Portland, Oregon, using a single arbitrator agreed upon by the parties, or if the parties are unable to agree on an arbitrator, selected by the parties alternatively striking names off a list of seven arbitrators provided by ASP. Such arbitration shall be conducted under the employment arbitration rules of ASP. Advance costs of the arbitration shall be divided equally between the parties. If the arbitrator finds, based on all the facts and circumstances, that the conduct of or the claims made by a party were unreasonable or substantially without merit, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses (including expert witness fees) incurred in connection with the arbitration and any subsequent litigation, together with the costs of the arbitration, from the party asserting unreasonable or meritless claims, in addition to all other remedies provided in law or in equity. Judgment on the arbitration award may be entered by any court of competent jurisdiction. Should any party to this Plan institute any legal action or administrative proceeding against the other with respect to any Claim or arbitrable dispute related to this Plan without first engaging in binding arbitration as provided herein, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorney’s fees incurred as a result of that breach.

SECTION 20: TERM

The term of this Plan will commence on the Effective Date and will end on the last day of the two (2) year period following a Change in Control; provided, however, that if, prior to a Change in Control, Executive ceases for any reason to be an employee of the Company, then the term will, without further action, expire, and this Plan will terminate, as of such termination date; provided, further, that if Executive exercises his or her rights under this Plan prior to the end of the two (2) year period following a Change in Control, this Plan will continue for so long as any actions are being taken by Executive, within the terms of the Plan, to enforce his or her rights hereunder.

SECTION 21: COUNTERPARTS

This Plan may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NUSCALE POWER CORPORATION

Approval Documentation

	Name/Title	Signature	Date

Preparer	Carl Britsch	/s/ Carl Britsch	2022.03.30

Approver	John Hopkins	/s/ John Hopkins	2022.03.31

ATTACHMENT
A

WAIVER AND RELEASE

In exchange for the payment to me of the Severance Benefits described in Section 2 of the Change in Control Plan between NuScale Power Corporation and me effective as of _________, 20__ (the "Plan"), which I understand is incorporated herein by reference, and of other remuneration and consideration provided for in the Plan (the "Separation Benefits"), which is in addition to any remuneration or benefits to which I am already entitled, I agree to waive all of my claims against and release (i) NuScale Power Corporation and its predecessors, successors and assigns (collectively referred to as the "Company"), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the "Affiliates"), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the "Benefit Plans") from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than amounts due pursuant to Section 2 or Section 3 of the Plan and rights and benefits I am entitled to under the Benefit Plans. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the "Released Parties.")

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I am hereby advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release. I acknowledge that I have been given at least [21] days to consider whether to accept the Separation Benefits and therefore execute this Waiver and Release.

In exchange for the payment to me of the Separation Benefits, (1) I agree not to pursue a legal claim in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.

This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Oregon Bureau of Labor and Industry (BOLI) regulation, claims in connection with workers’ compensation, retaliation or "whistle blower" statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.

Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is made with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold the minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.

I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates has promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company will have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination will not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me, am signing this Waiver and Release knowingly and voluntarily and with the advice of any attorney I have retained to advise me with respect to it, and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.

I represent that I am not aware of any claim by me other than the claims that are released in this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Executive’s Signature

Executive’s Printed Name

Date

Exhibit B

Executive Severance Policy

[see attached]

B-1

NuScale Human Resources Policy

This NuScale Power, LLC (“NuScale”) policy is subject to modification or revision in part or in its entirety to reflect changes in conditions subsequent to the effective date of this policy.

SUBJECT: EXECUTIVE SEVERANCE POLICY

Review Date: 3/7/2022

Severance Provisions Applicable to Executive-Level Employees [Without Employment Agreements]

SECTION 1: DEFINITIONS:

All terms defined in this Section and throughout the policy have the meanings given herein:

(a)          "Annual Incentive Plan" means the Company’s incentive plan pursuant to which annual incentives are granted, including any successor plan thereto.

(b)	"Board" means the governing board of the Company.

(c)           "Base Salary" means on the date of termination, the annual base salary then in effect for Executive (but not less than the highest annual base salary paid to Executive during any of three (3) years immediately preceding the date of Executive’s Qualifying Termination).

(d)          “Best Net Provision” means In the event payments to Employee pursuant to this policy (when considered with all other payments made to Employee that are subject to section 280G of the Internal Revenue Code) (the amount of all such payments, collectively, the "Severance Payment") results in Employee becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code, together with any interest or penalties with respect to such excise tax ("280G Excise Tax"), then the Company will automatically reduce (the “Reduction”) Employee’s Severance Payment to the minimum extent necessary to prevent the Severance Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Severance Payment exceeds the after-tax benefit if such Reduction were not made. If the after-tax benefit of the reduced Severance Payment does not exceed the after-tax benefit if the Severance Payment is not reduced, then the Reduction will not apply. If the Reduction is applicable, the Severance Payment will be reduced in such a manner that provides Employee with the best economic benefit and, to the extent any portions of the Severance Payment are economically equivalent with each other, each will be reduced pro rata.

(e)          "Bonus" means the annual incentive amount payable to Executive, if any, under the Annual Incentive Plan.

(f)	“Cause: as determined in the reasonable judgment of the Company, means the Employee's (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud against the Company; (iii) willful and material breach of Employee’s duties that has not been cured within thirty (30) days after written notice from the Company of such breach; (iv) intentional and material damage to the Company’s property; (v) material violation of Company policy or (vi) material breach by Employee of his/her Employee Proprietary Information and Inventions Agreement.

Executive will not be deemed to have been terminated for Cause unless and until there has been delivered to Executive written notice that Executive has engaged in conduct constituting Cause. The determination of Cause will be made by the Executive’s immediate superior to whom the executive reports.

(g)	"Code" means the Internal Revenue Code of 1986, as amended.

(h)          "Company" means NuScale, and any successor thereto which assumes and agrees to perform this Policy by operation of law, or otherwise.

(i)	"Compensation" means the greater of (a) the sum of Executive’s Base Salary plus pro rated Target Bonus determined immediately prior to the date on which Qualifying Termination occurs. Such Bonus will be pro-rated as a fraction of twelve (12) for full or partial months worked by Executive for the Company during such fiscal year and will be paid to Executive, at the time and in the same manner specified in the Annual Incentive Plan. Executive’s performance relative to assigned performance metrics may also be considered in determination of payment of pro-rated earned bonus or (b) the sum of Executive’s Base Salary plus Target Bonus determined immediately following the date of the Qualifying Termination.

(j)            "Compensation Committee" means the Organization and Compensation Committee of the Board.

(k)           "Equity Plan" means any equity-compensation plan maintained by the Company or a Subsidiary under which Executive received equity-based awards, such as stock options, restricted stock units, performance units or restricted stock.

(l)	"IRS" means the Internal Revenue Service.

(m)	“Qualifying Termination” means any termination of Executive’s employment with the Company or any Affiliate due to Executive’s involuntary termination of employment without Cause.

(n)          "Subsidiary" means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

(o)          "Target Bonus" means Executive’s target incentive award opportunity under the Annual Incentive Plan in effect for the year with respect to which the target bonus amount is being determined or, if no such plan is then in effect, for the last year in which such a plan was in effect.

(p)          "Waiver and Release" means a legal document, substantially in the form attached hereto as Attachment A, in which Executive, in exchange for severance benefits described in Section 2, among other things, releases the Company, its Subsidiaries and their Affiliates, their respective directors, officers, employees and agents, and their respective employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to Executive’s employment with or separation from the Company.

(q) "Welfare Benefit Coverage" means each of the group medical, dental and vision benefit coverages provided by the Company in which Executive and Executive’s eligible dependents, if any, are participating immediately preceding the date of Executive’s Qualifying Termination.

SECTION 2: SEVERANCE FOLLOWING QUALIFYING TERMINATION

If Executive experiences a Qualifying Termination [section 1 (m)], then, subject to the Waiver and Release requirement in Section 2(i) below, Executive will be entitled to receive, as additional compensation for services rendered to the Company (including its Subsidiaries and Affiliates), the following severance benefits:

(a)          Cash Severance Amount: A lump sum cash payment in an amount equal to one (1) times Executive’s Compensation, subject to applicable withholding for income and employment taxes. Such cash severance payment will be paid by the sixtieth (60th) day following Executive’s Qualifying Termination, but only if the Waiver and Release described in Exhibit A has been timely executed and returned and the Waiver and Release Revocation Period has expired.

(b)           Accrued Obligations: Executive will be entitled to payment of all accrued Base Salary, accrued time off and any other accrued and unpaid obligations as of the date of the Qualifying Termination. Such accrued obligations will be paid in a lump sum, subject to applicable withholding for income and employment taxes, as soon as practicable following the date of Executive’s Qualifying Termination in accordance with the Company’s normal payroll policies and practices.

(c)           Welfare Benefit Coverage: Executive will be entitled to continued Welfare Benefit Coverage on the same basis as similarly situated active executives of the Company for Executive and his or her eligible dependents for a period of twelve (12) months. Executive and his or her covered dependents, if any, will be required to pay on an after-tax basis that portion of the premium cost paid by similarly situated executives for active employee coverage to retain such coverages and the Company paid portion of the premium for such coverages will be imputed as income and reported as wages to Executive. In all other respects Executive and his or her dependents will be treated the same as other participants under the terms of such plans. The Welfare Benefit Coverage provided to Executive and his or her dependents pursuant to this Section 2(d) will run concurrently with any continued coverage available to Executive and dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and Executive and such dependents will be provided with notice of their COBRA rights, if any, within 30 days of termination of employment.

(d)          Equity Compensation Adjustments. Upon a Qualifying Termination, (i) any equity-based compensation awards, other than performance-based equity awards, granted to Executive by the Company under an Equity Plan prior to such termination that are outstanding will vest subject to the vesting or retirement vesting provisions provided in the individual equity grant agreements; and (ii) to the extent that equity awards are subject to further vesting, such unvested award would be forfeited.

(e)          Retention Awards. Upon a Qualifying Termination any outstanding retention awards granted to Executive which are outstanding will become immediately vested and settled pursuant to their terms, subject to the requirements of section 409A of the Code, to the extent applicable.

(f)            Waiver and Release Requirement. Payment of the benefits under this Section 2 is subject to Executive’s timely execution and return of the Waiver and Release to the Company, without subsequent revocation during the seven (7)-day period following such execution date (the "Waiver and Release Revocation Period"), as provided in this Section 2(i). Executive will have fifty (50) days following (i) his or her Qualifying Termination date to consider, execute and return the Waiver and Release to the Company and will then have the right to revoke the Waiver and Release during the Waiver and Release Revocation Period. If Executive fails to timely execute and return the Waiver and Release [Exhibit A] to the Company or revokes such Waiver and Release during the Waiver and Release Revocation Period, then Executive will forfeit, and will not be entitled to, any of the benefits described in this Section 2 (other than the amounts described in Section 2(b).

SECTION 3: APPLICABLE LAW

The validity, interpretation, construction and performance of this Policy will be governed by and construed in accordance with the substantive laws of the State of Oregon, including the Oregon statute of limitations, but without giving effect to the principles of conflict of laws of such State.

SECTION 4: SEVERABILITY

If a court of competent jurisdiction determines that any provision of this Policy is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Policy and all other provisions will remain in full force and effect.

SECTION 5: WITHHOLDING OF TAXES

The Company may withhold from any benefits payable under this Policy all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

SECTION 6: NO EMPLOYMENT AGREEMENT

Nothing in this Policy changes the at will nature of Executive’s employment, nor will it give Executive any rights to (or impose any obligations for) continued employment by the Company (or any Affiliate or Subsidiary) or successor thereto, nor will it give the Company any rights (or impose any obligations) with respect to continued performance of duties by Executive for the Company (or any Affiliate or Subsidiary) or successor thereto.

SECTION 7: NO ASSIGNMENT

Executive’s right to receive payments or benefits hereunder will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 18, the Company will have no liability to pay any amount so attempted to be assigned or transferred.

SECTION 8: SUCCESSORS

This Policy will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Policy will be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effectuate the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring such assets or a substantial portion thereof will expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (b) the Company will provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to Executive hereunder.

SECTION 9: DEATH

In the event of Executive’s death while employed hereunder, Executive’s beneficiary (or such other person(s) specified by will, Executive estate planning documents, or applicable laws of descent and distribution) shall receive a lump sum payment within forty-five (45) days of Executive's death equal to (i) any earned and unpaid Base Salary, (ii) Executive's accrued and unused vacation, and (iii) Executive's Annual Incentive Bonus to which Executive would have been entitled, prorated to the date of Executive’s death. In addition, the Company shall pay 100% of the COBRA premium for up to 18 months of continuation coverage under the Company's group health plan for the Executive's surviving spouse and any dependent children, provided they were covered under the Company's group health plan on the date of Executive's death and timely elect COBRA continuation coverage. Notwithstanding the foregoing, the COBRA subsidy shall terminate and the Company shall have no further obligation upon the earlier of (i) the date COBRA coverage terminates, and (ii) the date such subsidy may, in the Company's discretion, violate the nondiscrimination rules of or result in the imposition of penalties under the Affordable Care Act and the regulations and guidance promulgated thereunder or any other applicable law. Notwithstanding the provision in Section 11.e, any options granted to Executive pursuant to an Equity Incentive Plan shall, in the event of Executive’s death while employed, be transferred to Executive’s beneficiary (or such other person(s) specified by will, Executive estate planning documents, or applicable laws of descent and distribution). The Equity Incentive Plan then in effect will control when and whether such options have vested and whether and how they may be exercised.

SECTION 10: PAYMENT OBLIGATIONS ABSOLUTE

Except for the requirement of Executive to execute and return to the Company a Waiver and Release in accordance with Section 2, the Company’s obligation to pay (or cause one of its Affiliates or Subsidiaries to pay) Executive the amounts and to make the arrangements provided herein will be absolute and unconditional and will not be affected by any circumstances, including, without limitation, any set off, counter claim, recoupment, defense or other right which the Company (including its Affiliates and Subsidiaries) may have against Executive or anyone else. All amounts payable by the Company (including its Affiliates and Subsidiaries hereunder) will be paid without notice or demand. Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Policy, and, subject to the restrictions in Section 8, the obtaining of any other employment will in no event affect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Policy. Notwithstanding the foregoing, in the event of a material restatement of the Company’s financial results, or as otherwise required by law, the Board or a Board committee will evaluate the circumstances and may, in its discretion, recover from Employee the portion of any performance-based compensation earned by that Employee during the fiscal periods materially affected by the restatement that would not have been earned had performance been measured on the basis of the restated results, regardless of fault.

SECTION 11: DISPUTE RESOLUTION

a.            Mediation. In the event of any dispute or claim arising out of, in connection with, or related to this Policy, the parties shall first meet and confer in good faith to fairly and equitably resolve the dispute. Such meeting shall occur within seven days of the date of notice implementing this dispute resolution process. If the parties cannot resolve the issue within 10 days following such meeting, then they shall mediate the matter within 30 days after their meeting, under the auspices of Arbitration Service of Portland ("ASP"), or if that entity fails or declines to serve, such other similar service or organization as agreed by the parties to this Policy.

b.            Arbitration. Should the parties be unable to resolve any such dispute through such mediation, they agree that binding arbitration shall be the exclusive remedy for any such claim or dispute. Any arbitration shall be conducted through ASP in Portland, Oregon, using a single arbitrator agreed upon by the parties, or if the parties are unable to agree on an arbitrator, selected by the parties alternatively striking names off a list of seven arbitrators provided by ASP. Such arbitration shall be conducted under the employment arbitration rules of ASP. Advance costs of the arbitration shall be divided equally between the parties. If the arbitrator finds, based on all the facts and circumstances, that the conduct of or the claims made by a party were unreasonable or substantially without merit, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses (including expert witness fees) incurred in connection with the arbitration and any subsequent litigation, together with the costs of the arbitration, from the party asserting unreasonable or meritless claims, in addition to all other remedies provided in law or in equity. Judgment on the arbitration award may be entered by any court of competent jurisdiction. Should any party to this Policy institute any legal action or administrative proceeding against the other with respect to any Claim or arbitrable dispute related to this Policy without first engaging in binding arbitration as provided herein, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorney’s fees incurred as a result of that breach.

Approval Documentation

	Name/Title	Signature	Date

Preparer	Carl Britsch	/s/ Carl Britsch	2022.03.30

Approver	John Hopkins	/s/ John Hopkins	2022.03.31

EXHIBIT A

WAIVER AND RELEASE

In exchange for the payment to me of the Severance Benefits described in Section 2 of the Executive Severance Policy, which I understand is incorporated herein by reference, and of other remuneration and consideration provided for in the Agreement (the "Separation Benefits"), which is in addition to any remuneration or benefits to which I am already entitled, I agree to waive all of my claims against and release (i) NuScale Power Corporation and its predecessors, successors and assigns (collectively referred to as the "Company"), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the "Affiliates"), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the "Benefit Plans") from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than amounts due pursuant to Section 2 or Section 3 of the Agreement and rights and benefits I am entitled to under the Benefit Plans. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the "Released Parties.")

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I am hereby advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release. I acknowledge that I have been given at least [21] days to consider whether to accept the Separation Benefits and therefore execute this Waiver and Release.

In exchange for the payment to me of the Separation Benefits, (1) I agree not to pursue a legal claim in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.

This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Oregon Bureau of Labor and Industry (BOLI) regulation, claims in connection with workers’ compensation, retaliation or "whistle blower" statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is made with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold the minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.

I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates has promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company will have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination will not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me, am signing this Waiver and Release knowingly and voluntarily and with the advice of any attorney I have retained to advise me with respect to it, and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.

I represent that I am not aware of any claim by me other than the claims that are released in this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Executive’s Signature

Executive’s Printed Name

Date